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                                    AGREEMENT

         AGREEMENT (the "Agreement"), dated as of January 16, 2001, by and among Bosch Security Systems Corporation ("Purchaser"), David B. Lederer ("Lederer") and the Rochester Area Community Foundation ("RACF"), a not-for-profit corporation organized under the laws of the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Voting and Option Agreement, dated as of December 10, 2000, by and among Robert Bosch GmbH, a limited liability company organized under the laws of Germany ("Bosch"), Karl H. Kostusiak ("Kosutisak") and Lederer (the Voting and Option Agreement").

         WHEREAS, Bosch, Kostusiak and Lederer entered into the Voting and Option Agreement;

         WHEREAS, Bosch subsequently assigned all of its rights and obligations under the Voting and Option Agreement to Purchaser;

         WHEREAS, Lederer desires to transfer 30,000 of his Shares (the "Donation Shares") subject to the Voting and Option Agreement to RACF;

         WHEREAS, Purchaser has agreed to such transfer on the condition that RACF shall assume any and all of Lederer's obligations under the Voting and Option Agreement with respect to the Donation Shares; and

         WHEREAS, RACF desires to accept the Donation Shares and assume any and all of such obligations under the Voting and Option Agreement with respect thereto;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Voting and Option Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. David B. Lederer hereby transfers the Donation Shares to RACF and assigns to RACF any and all of his rights and obligations pursuant to the Voting and Option Agreement with respect to the Donation Shares.


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         2. RACF hereby represents and warrants to Purchaser as follows:

                  a. Binding Agreement. The execution and delivery of this Agreement has been approved by all required corporate action on the part of RACF. RACF has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Voting and Option Agreement. RACF has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of RACF, enforceable against RACF in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  b. No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or by the Voting and Option Agreement, nor the compliance with any of the provisions of this Agreement or the Voting and Option Agreement, (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Donation Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to RACF or the Donation Shares.

                  c. Ownership of Shares. Upon transfer of the Donation Shares pursuant to Section 1 hereof, RACF shall be the record and beneficial owner of, or otherwise have the right to dispose of the Donation Shares, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than the Option) or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares). Upon such transfer, there shall be no outstanding options or other rights to acquire from RACF or obligations of RACF to sell or to acquire, any shares of Company Common Stock.

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         3. RACF hereby acknowledges that the Donation Shares shall remain subject to the Voting and Option Agreement, which has been carefully reviewed by RACF and its legal counsel. RACF hereby agrees to hold the Donation Shares in accordance with the terms of the Voting and Option Agreement and to assume any and all of Lederer's rights and obligations pursuant to the Voting and Option Agreement, including, but not limited to: (i) the restrictions on the transfer of the Donation Shares; (ii) the irrevocable option upon the Donation Shares held by Purchaser; (iii) the agreement to tender the Donation Shares in the Offer; and (iv) the agreement to vote the Donation Shares in favor of the Merger Agreement at any meeting of the Company's shareholders, as may be required by applicable law.

         4. Purchaser hereby grants its permission for the transfer of the Donation Shares pursuant to this Agreement.

         5. Lederer shall cause the Company to place the following legend on each certificate representing the Donation Shares:

                  "The shares of common stock represented by this certificate are subject to an Agreement, dated as of January 16, 2001, by and among Bosch Security Systems Corporation, David B. Lederer and the Rochester Area Community Foundation and a Voting and Option Agreement, dated as of December 10, 2000, by and among Robert Bosch GmbH, Karl H.
         Kostusiak and David B. Lederer.

         6. Lederer and RACF shall promptly make such filings, if any, as may be required to be made by either of them pursuant to the Exchange Act as a result of the transfer of the Donation Shares.

         7. Except as set forth above, this Agreement shall not constitute a modification or amendment of any provision of the Voting and Option Agreement or any other agreements executed in connection therewith.

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         IN WITNESS WHEREOF, Purchaser, Lederer and RACF have caused this
Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        Bosch Security Systems Corporation


                                        By: /s/Luke Baer
                                        ---------------------------------------
                                        Name:  Luke Baer
                                        Title:  Vice President

                                        David B. Lederer

                                        /s/ David B. Lederer
                                        ---------------------------------------

                                        Rochester Area Community Foundation


                                        By: /s/ Jennifer Leonard
                                        ---------------------------------------
                                        Name: Jennifer Leonard
                                        Title:  President and Executive Director

Assignment approval:
Karl H. Kostusiak

                                           [Required under Sec. 13 of the Voting
                                           and Option Agreement]

/s/ Karl H. Kostusiak

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